Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Aeluma, Inc.

Table 3: Combined Prospectuses

Security Type	Security Class Title	Notes	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

Equity	Common Stock	(1)	10,650,002	$21,300,004.00	S-1	333-259179	01/19/2022
Equity	Common Stock issuable upon exercise of 2021 Placement Agent Warrants	(2)	360,000	720,000.00	S-1	333-259179	01/19/2022
Equity	Common Stock	(3)	2,017,498	6,052,500.00	S-1	333-273149	09/28/2023
Equity	Common Stock issuable upon exercise of the 2023 Placement Agent Warrants	(4)	85,653	256,959.00	S-1	333-273149	09/28/2023
Equity	Common Stock underlying Convertible Notes	(5)	898,573	3,145,005.50	S-1	333-285469	03/25/2025

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Prospectus Note(s):

(1)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

Consists of (i) 4,000,000 shares of our common stock issued in a private placement offering during the three months ended September 30, 2021 (the “2021 Offering), (ii) 50,000 shares issued to the placement agent in the 2021 Offering, (iii) 4,100,002 shares of our common stock issued as a result of the conversion of shares of Biond Photonics, Inc. (“Biond”) shares into shares of common stock in connection with the merger between Biond and the Company (the “Merger”), and (iv) 2,500,000 shares of our common stock held by the Company’s stockholders prior to the Merger.
(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

Consists of the 360,000 shares of common stock issuable upon the exercise of the placement agent warrants issued in connection with the 2021 Offering.
(3)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

Consists of 2,017,498 shares of common stock issued in a private placement offering that occurred between December of 2022 and May 2023 (the “2023 Offering”).
(4)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

Consists of the 85,653 shares of common stock issuable upon the exercise of the placement agent warrants issued in connection with the 2021 Offering.
(5)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

Reflects the 898,573 shares of common stock underlying the notes issued in private placement transactions in 2024.